EXHIBIT 2













                            STOCK PURCHASE AGREEMENT

                                  By and Among

                             APEX HEALTHCARE, INC.,

                           RAMSAY MANAGED CARE, INC.

                                      and

                             APEX ACQUISITION CORP.










                              As of March 5, 1996









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                               TABLE OF CONTENTS


                                                                            Page

SECTION I ..   PURCHASE AND SALE OF THE SHARES ............................    1

         A .   Purchase and Sale of the Shares ............................    1
         B .   Purchase Price for Shares ..................................    2
         C .   Discharge of Indebtedness ..................................    3

SECTION II .   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER ..........    3

         A .   Organization; Qualification ................................    3
         B .   Due Authorization ..........................................    4
         C .   No Conflicts ...............................................    4
         D .   Capital Stock ..............................................    5
         E .   Financial Statements .......................................    5
         F .   Changes Since December 31, 1995 ............................    5
         G .   Dividends; Discharge of Indebtedness .......................    6
         H .   Properties .................................................    7
         I .   Litigation .................................................    8
         J .   Taxes ......................................................    8
         K .   Permits ....................................................    9
         L .   Equipment ..................................................    9
         M .   Accounts Receivable ........................................    9
         N .   Contracts; Other Obligations and Liabilities ...............    9
         O .   Enrollment Forms; Subscriber Agreements ....................   10
         P .   Directors, Officers and Employees ..........................   10
         Q .   ERISA and Related Matters ..................................   11
         R .   Labor ......................................................   14
         S .   Compensation ...............................................   15
         T .   Insurance ..................................................   15
         U .   Restrictions on Business ...................................   15
         V .   Patents and Trademarks .....................................   15
         W .   Power of Attorney ..........................................   16
         X .   Accounts Payable ...........................................   16
         Y .   Bank Accounts ..............................................   16
         Z .   Books and Records ..........................................   16
         AA    Brokers ....................................................   16
         BB    Medicare and Medicaid ......................................   17
         CC    Health Plan Operations .....................................   17
         DD    Provider Agreements ........................................   18
         EE    Consents ...................................................   19
         FF    Broker Agreements ..........................................   19
         GG    Securities Laws ............................................   20

SECTION III    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ............   20

         A .   Organization; Qualification ................................   20
         B .   Due Authorization ..........................................   21
         C .   No Conflicts ...............................................   21
         D .   Investment .................................................   21

SECTION IV .   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER   22

         A .   Organization; Qualification ................................   22
         B .   Due Authorization ..........................................   22
         C .   No Conflicts ...............................................   23
         D .   Ownership of Shares, etc ...................................   23

SECTION V ..   COVENANTS OF THE COMPANY ...................................   23

         A .   Negative Covenants .........................................   23

SECTION VI .   COVENANTS OF THE PURCHASER .................................   26


SECTION VII    ADDITIONAL AGREEMENTS ......................................   26

         A .   Appropriate Action; Consents; Filings ......................   26
         B .   No Shop ....................................................   28
         C .   Noncompetition .............................................   29
         D .   Loan .......................................................   30
         E .   Section 338(h)(10) Election and Allocation of Purchase Price   30
         F .   Tax Matters ................................................   31
         G .   Employment Agreements 32

SECTION VIII   CLOSING ....................................................   32

         A .   Time and Place of Closing ..................................   32
         B .   Delivery of Shares .........................................   32

SECTION IX .   CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER ...........   33

SECTION X ..   CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER .............   34

SECTION XI .   INDEMNIFICATION 38

         A .   Indemnification by the Shareholder .........................   38
         B .   Indemnification by the Purchaser ...........................   38
         C .   Procedure for Indemnification 39
         D .   Limitation on Indemnification 40
         E .   Subrogation ................................................   40

SECTION XII    MISCELLANEOUS ..............................................   41

         A .   Notices ....................................................   41
         B .   Survival of Representations ................................   42
         C .   Entire Agreement; Modifications ............................   42
         D .   Reasonable Efforts .........................................   42
         E .   Expenses 42
         F .   Enforceability .............................................   42
         G .   Termination ................................................   43
         H .   Definitions ................................................   44
         I .   Survival of Covenants and Agreements .......................   46
         J .   Return of Documentation ....................................   47
         K .   Meaning of "Knowledge" .....................................   47
         L .   Successors and Assigns .....................................   47
         M .   Governing Law ..............................................   47
         N .   Counterparts ...............................................   47
         O .   Headings 47
         P .   Assignment 47
         Q .   Publicity ..................................................   47




                                    EXHIBITS

Exhibit A                Escrow Agreement
Exhibit B                Loan Documents
Exhibit C                Opinion of Counsel to the Purchaser
Exhibit D                Opinion of Counsel to the Shareholder
Exhibit E                Nonsolicitation Agreement

                            STOCK PURCHASE AGREEMENT



     AGREEMENT made as of the 5th day of March, 1996 by and among Apex Healthcare, Inc., a Delaware corporation (the "Company"), Ramsay Managed Care, Inc., a Delaware corporation (the "Shareholder") and the holder of all of the issued and outstanding shares of the common stock, $.01 par value per share, of the Company (the "Common Stock"), and Apex Acquisition Corp., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Company and its subsidiaries are engaged, among other things, in the business of owning and operating health maintenance organizations and related activities in the States of Louisiana and Mississippi (such activities being hereinafter referred to as the "Business"); and propose to own and operate a health maintenance organization and related activities in the State of Alabama;

     WHEREAS, the Shareholder is the holder of 1,000 shares of Common Stock, which shares constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Common Stock held by the Shareholder being hereinafter referred to as the "Shares"); and

     WHEREAS, the Purchaser desires to acquire from the Shareholder all of the Shares and the Shareholder desires to sell all of the Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows: SECTION 41.

                         PURCHASE AND SALE OF THE SHARES

     A. Purchase and Sale of the Shares . Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as hereinafter defined), the Shareholder agrees to sell, assign and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Shareholder, all of the Shares.

     B. Purchase Price for Shares . The purchase price (the "Purchase Price") for the Shares shall be the sum of (i) $4,500,000, plus (ii) the aggregate of funds advanced by the Shareholder or its affiliates to the Company and its subsidiaries for Operating Expenses (as hereinafter defined) incurred and paid by the Company and its subsidiaries ("Shareholder Funding") during the period (the "Period") from and including February 26, 1996 to and including the Closing Date, such adjustment under this clause (ii) for Shareholder Funding not to exceed an aggregate amount equal to $6,667 multiplied by the number of days during the Period, plus (iii) Shareholder Funding in excess of an aggregate amount equal to $8,333 multiplied by the number of days during the Period, plus
(iv) the aggregate of funds advanced in excess of $100,000 by the Shareholder or its affiliates to the Company or its subsidiaries in payment for shares of capital stock of, or for contribution to the stated capital of, Apex Healthcare of Alabama, Inc. ("Apex-Alabama"), plus (v) the aggregate amount of capital expenditures of the Company and its subsidiaries paid during the Period, plus
(vi) the amount of any increase in restricted regulatory reserves of the Company and its subsidiaries for Louisiana and Mississippi funded by the Shareholder or its affiliates after the date hereof, less (vii) amounts paid by the Company during the Period for medical services provided to a Company Health Plan Member prior to February 26, 1996. If Shareholder Funding exceeds the amount referred to in clause (ii), Shareholder Funding shall be deemed to include interest accruing during the Period on restricted regulatory reserves of the Company and its subsidiaries, at a rate equal to six percent (6%) per annum. For purposes of this Section I(B) "Operating Expenses" shall mean operating expenses as that term is used in the unaudited income statement of the Company for the year ended June 30, 1995 included in the Descriptive Memorandum delivered to the Purchaser, except for depreciation and amortization, interest on intercompany indebtedness, allocated overhead expenses of the Shareholder and any expenses of the Shareholder or the Company associated with the sale transactions contemplated under this Agreement. Operating Expenses shall include interest on the Loan (as hereinafter defined). Expenses associated with obtaining the necessary approvals for Apex-Alabama to operate a health maintenance organization and related business in Alabama shall be treated as Operating Expenses or capital expenditures of the Company or Apex-Alabama, as the case may be. At the Closing, $220,000 of the Purchase Price shall be paid by wire transfer to the Escrow Account as defined in the Escrow Agreement (the "Escrow Agreement") among the Shareholder, the Company, the Purchaser and the Escrow Agent named therein, in the form attached hereto as Exhibit A, for payment as provided in the Escrow Agreement, the amount of principal and interest then owing on the Loan shall be paid by offset of such amount against the Purchase Price, and the balance of the Purchase Price shall be paid by wire transfer to the account or accounts designated by the Shareholder.

     C. Discharge of Indebtedness . Concurrent with and as part of the Closing, upon payment by the Purchaser of the Purchase Price as provided in Section I(B), the Shareholder shall cause all documents and instruments to be executed, delivered and/or filed as the case may be in recordable form as appropriate, necessary to fully release and discharge all intercompany debt and any other indebtedness of the Company to the Shareholder or third parties for borrowed money, other than capital leases, together with all liens, security interests, pledges and other encumbrances securing the same. The Shareholder shall cause the holder of any such indebtedness to third parties for borrowed money to execute a written release and discharge of such indebtedness.

                                  SECTION II.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     The Shareholder hereby represents and warrants to the Purchaser as of the date hereof that, except as set forth in the Company Disclosure Schedule:

     A. Organization; Qualification . (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is qualified to do business and in good standing in each other jurisdiction where it is presently conducting business wherein the failure so to qualify would have a material adverse effect on the businesses or properties of the Company. The Company has full power, authority and legal right and all necessary consents, approvals, permits, licenses and authorizations to own its properties and to conduct the Business. Complete and correct copies of the certificate of incorporation and by-laws of the Company have been delivered to the Purchaser.

          (ii) Set forth in the Company Disclosure Schedule is a complete and correct list of all of the Company's subsidiaries, showing for each subsidiary the jurisdiction of its incorporation, each jurisdiction where it is qualified to do business, the number of shares of each class of its capital stock authorized, the number of shares of each class issued and outstanding and the number of shares of each class owned by the Company. All of the securities of each of the subsidiaries owned by the Company are free and clear of all liens, charges, pledges, security interests or other encumbrances and claims, and all of the capital stock of such subsidiaries owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable. Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and all necessary authorizations to own all of its properties and assets and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which it owns property or conducts business and in which its failure to be so qualified would materially adversely affect the business, operations or financial condition of the Company or any subsidiary. Each of the Company's subsidiaries has full power, authority and legal right and all necessary consents, approvals, permits, licenses and authorizations to own its properties and to conduct its business as presently conducted. Complete and correct copies of the certificate of incorporation and by-laws of each subsidiary of the Company have been delivered to the Purchaser.

     B. Due Authorization . The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

     C. No Conflicts . Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Company or any of its subsidiaries or, subject to the receipt of the necessary governmental and regulatory approvals as set forth in Schedule II(EE) of the Company Disclosure Schedule, any statute, ordinance, regulation, order, judgment or decree of any court or Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of its subsidiaries or any of the assets of the Company or any of its subsidiaries is bound.

     D. Capital Stock . The authorized capital stock of the Company consists of 1,000 shares of Common Stock, all of which shares are issued and outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. There are no subscriptions, warrants, options, calls, debt instruments, commitments or agreements to which the Company is bound relating to the issuance, sale or redemption of shares of the Common Stock or other securities of the Company.

     E. Financial Statements . The Company has delivered to the Purchaser unaudited consolidated financial statements of the Company for the fiscal year ended June 30, 1995, and for the six-month period ended December 31, 1995, together with the related balance sheets and statements of income (the "Company Financial Statements"). The Company Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved, other than the absence of notes to the Company Financial Statements. The Company Financial Statements fully and fairly present the consolidated financial condition of the Company as at the dates thereof and the consolidated results of the operations of the Company for the periods indicated. The balance sheets contained in the Company Financial Statements fairly reflect all assets and liabilities and contingencies of the Company and its subsidiaries of the types normally reflected in balance sheets as at the respective dates thereof. For purposes of this Section II(E), an amount greater than $10,000 with respect to any item shall be deemed material. A complete and correct copy of the Company Financial Statements has been delivered to the Purchaser. The Company has not from and including February 26, 1996 taken any action which would have violated
Section V or would have  required  the  consent  of the  Purchaser  pursuant  to
Section V.

     F. Changes Since December 31, 1995 . Subsequent to December 31, 1995, there has not been any material (i) adverse change in the operations, operating results, business or condition (financial or otherwise) of the Company or any of its subsidiaries or in the results of the operations of the Company or any of its subsidiaries, it being understood that changes resulting from continuing losses in the normal course of business consistent with prior operating results shall not be deemed a material adverse change; (ii) damage or destruction (whether or not insured) affecting the properties or business operations of the Company or any of its subsidiaries; (iii) labor dispute or threatened labor dispute involving the employees of the Company or any of its subsidiaries; (iv) adverse development with respect to any permits, licenses or other authorizations now held by the Company or any of its subsidiaries necessary to operate the Business; (v) actual or threatened disputes pertaining to the Company or any of its subsidiaries with any major accounts or referral sources of the Company or any of its subsidiaries, or actual or threatened loss of business from any of the major accounts or referral sources of the Company or any of its subsidiaries; (vi) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable, reserves for doubtful accounts or contractual allowances with respect to the Company or any of its subsidiaries; (vii) transaction by the Company or the Company's subsidiaries not in the ordinary course of business; (viii) sale or transfer of any of the assets of, or any cancellation of any receivable or claims by, the Company or the Company's subsidiaries, except sales or transfers in the ordinary course of business of inventory or services or immaterial amounts of other tangible personal property or services not required in the Business; (ix) mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any asset of the Company or any subsidiary of the Company; (x) amendment or termination of any contract or agreement to which the Company or any subsidiary of the Company was a party as of December 31, 1995; (xi) increase in, or commitment to increase, the compensation payable or to become payable to any of the directors, partners, officers, employees or agents of the Company or the Company's subsidiaries (in any capacity whatsoever); (xii) incurring or assumption of, or taking any property subject to, any liability by the Company or the Company's subsidiaries, except in the ordinary course of business; or
(xiii) acquisition or lease by the Company or the Company's subsidiaries of or commitment to acquire or lease, any realty or any substantial item of furniture, machinery or equipment. For purposes of this Section II(F), an amount greater than $10,000 with respect to any item shall be deemed material.

     G. Dividends; Discharge of Indebtedness . Subsequent to December 31, 1995, the Company has not declared or paid any dividend or made any other distribution in respect of the Common Stock, or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of the Common Stock; and the Company and its subsidiaries have not, except in the ordinary course of business, paid or discharged any outstanding indebtedness. Subsequent to December 31, 1995, the Company and its subsidiaries have paid all amounts due and payable (i) of bank and other indebtedness, (ii) under leases and contractual obligations and (iii) to any persons in the ordinary course of business. Subsequent to December 31, 1995, the Company and its subsidiaries have not (x) incurred any bank or other indebtedness for borrowed money, (y) entered into any (A) loan agreements or (B) any material leases or material contracts, obligations or arrangements for the payment of money or property to any person other than in the ordinary course of business consistent with prior practice of the Company or such subsidiary, as the case may be, or (z) permitted any material liens or encumbrances to attach to their assets. For purposes of this
Section II(G), any lease, contract, obligation or arrangement requiring the potential payment in one or more installments of greater than $10,000, or any lien or encumbrance securing obligations of greater than $10,000 in the aggregate, shall be deemed material.

     H. Properties . (i) The Company or its subsidiaries lease or own all real properties and lease or own all other properties and assets used in the operation of the Business as currently conducted. The Company Disclosure Schedule contains a description of such properties and assets and the description is true and complete in all material respects. All such properties and assets are in all material respects in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with normal practices of the Company and as necessary in the normal course of business. Such owned properties or assets, and the Company's and its subsidiaries' interests in any of such leased properties or assets, are not subject to any liens, charges, encumbrances or security interests. None of such properties or assets (or the uses to which they are put) fails to conform in any material respect with any applicable law, ordinance or regulation. For purposes of this Section II(H), any asset valued at greater than $5,000 (valued at the greater of book value or fair market value) shall be deemed a material asset.

          (ii) The Company and its subsidiaries have duly complied with, and to the knowledge of the Shareholder, all the real estate now owned or leased by the Company or any of its subsidiaries and the improvements thereon are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder as to which a default or failure to comply might result in a material adverse change in the condition (financial or otherwise) of the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries.

     I. Litigation . There are no material claims, disputes, actions, suits, proceedings or investigations currently filed, commenced or, to the knowledge of the Shareholder, threatened against or affecting the Company or any of its subsidiaries or any of the assets of the Company or any of its subsidiaries; no such material claim, dispute, action, suit, proceeding or investigation has been filed or commenced since the inception of the Company and the Shareholder has no knowledge of any basis for a valid material claim. Neither the Company nor any of its subsidiaries is in default under any, and each of the Company and each of its subsidiaries has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or other governmental agency or board relating to the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries as to which a default or failure to comply might result in any material adverse change in the condition of the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries, and the Shareholder has no knowledge of any basis for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. For purposes of this Section II(I), an amount greater than $5,000 with respect to any item shall be deemed material.

     J. Taxes . The Company and each of its subsidiaries have filed or caused to be filed all tax returns, reports and declarations required to be filed by them and have paid all taxes ("Taxes"), including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and worker's compensation taxes and estimated income and franchise tax payments, and penalties and fines due and payable with respect to the periods covered by said returns, reports or declarations or pursuant to any assessment received by them in connection with such returns, reports or declarations. Since the inception of the Company, the taxable income of the Company and its subsidiaries has been included in the consolidated Federal income tax returns of the Shareholder to the extent required to be so included under the Internal Revenue Code of 1986, as amended (the "Code"). No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof and there is no basis for any additional claims or assessments for taxes. The Company has made available to the Purchaser for its review complete and correct copies of the income (or franchise) tax returns filed by it and each of its subsidiaries.

     K. Permits . The Company Disclosure Schedule contains an accurate, correct and complete list of each material license, permit, certificate, approval, franchise, registration, accreditation or authorization issued to the Company and its subsidiaries or used in the Business, including the licenses of the Company and/or the subsidiaries to operate health maintenance organizations under the applicable HMO Act. Each of the Company and its subsidiaries has all material permits, licenses, orders and approvals of all Federal, state or local governmental or regulatory bodies required for it to conduct the Business as presently conducted; all such material permits, licenses, orders and approvals are in full force and effect and, to the knowledge of the Shareholder, no suspension or cancellation of any of them is threatened; and as of the Closing none of such permits, license, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company and its subsidiaries have complied in all material respects with all statutes, rules and regulations applicable to them, including, without limitation, those concerned with medical devices, occupational safety, environmental protection and employment practices, and the Company has not received notice of any material violation of any such statutes, rules or regulations, corrected or not, within the last three years.

     L. Equipment . The Company Disclosure Schedule contains an accurate, correct and complete list of all equipment owned or leased by the Company and its subsidiaries. The equipment of the Company and its subsidiaries is in the aggregate in all material respects usable in the ordinary course of business.

     M. Accounts Receivable . The accounts receivable of the Company and its subsidiaries are in their entirety bona fide accounts receivable, arising in the ordinary course of business.

     N. Contracts; Other Obligations and Liabilities . Set forth in the Company Disclosure Schedule is a list and brief description of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company or one or more of its subsidiaries is a party or by which the Company or one or more of its subsidiaries or any of the assets of the Company or one or more of its subsidiaries is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) material obligations and liabilities of the Company or any of its subsidiaries pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business; and (iii) all material contingent obligations and liabilities of the Company or any of its subsidiaries, including, without limitation, any and all Medicare and Medicaid rebate claims out of the ordinary course of business; all of the foregoing being hereinafter referred to as the "Contracts." Neither the Company nor any of its subsidiaries is in material default in the performance of any covenant or condition under any Contract and no claim of such a material default has been made. Originals or true, correct and complete copies of all the Contracts have been provided to the Purchaser and its counsel as of the date hereof. For purposes of this Section II(O), a Contract is deemed to be "material" if it (together with any related Contracts) involves the potential payment to or by the Company in one or more installments of an amount greater than $5,000 and is not entered into in the ordinary course of business.

     O. Enrollment Forms; Subscriber Agreements . The Shareholder has delivered to the Purchaser copies of the Subscriber Agreements for the twenty (20) largest subscriber groups by membership. All of the Enrollment Forms and Subscriber
Agreements are in writing and were entered into in the ordinary course of business and constitute the valid and binding agreements of the parties thereto, subject to enforcement of applicable bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company and each of its subsidiaries have performed all services and obligations on their part to be performed or observed under each Subscriber Agreement. All forms of Enrollment Forms and Subscriber Agreements currently in use by the Company or its subsidiaries have been approved by DOI and otherwise conform to the requirements of the applicable HMO Act and other applicable laws in all material respects. No approval or consent is required under any Enrollment Form or any Subscriber Agreement in connection with the sale of the Shares to the Purchaser hereunder.

     P. Directors,  Officers and Employees . Set forth in the Company Disclosure
Schedule is a list of the directors and officers of the Company and of each subsidiary of the Company and their respective positions and salaries as of the date hereof and of the other employees of the Company and its subsidiaries and their respective salaries as of the date hereof. Set forth in the Company Disclosure Schedule is a list of all agreements (whether written or oral) with regard to compensation or employment between the Shareholder, the Company or any of the Company's subsidiaries and the Company's employees.

     Q. ERISA and Related Matters .

     (a) Except as set forth in the Company Disclosure Schedule, neither the Company, nor any ERISA Affiliate of the Company, is a party to or participates in or has any liability or contingent liability with respect to:

          (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multiemployer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract or arrangement, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

          (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

     Any plan, arrangement or agreement required to be listed on the Company Disclosure Schedule for which the Company or any ERISA Affiliate of the Company may have any liability or contingent liability is sometimes hereinafter referred to as a "Benefit Plan". For purposes of this Section, the term "ERISA Affiliate" of the Company shall mean any subsidiary of the Company and any other trade or business, whether or not incorporated, that together with the Company or with any subsidiary of the Company would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

     (b) A true and correct copy of each of the Benefit Plans listed on the Company Disclosure Schedule, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been delivered to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, if any, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by the Shareholder, and there have been no material adverse changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

     (c) As to all Benefit Plans, except as otherwise specified on the Company Disclosure Schedule or except as would not have a material adverse effect on the Company or its subsidiaries:

          (i) All Benefit Plans comply, and have been administered in form and in operation in all material respects, with all requirements of law and regulations applicable thereto, including without limitation the timely filing of all annual reports required with respect to such Benefit Plans, and neither the Shareholder, the Company nor any ERISA Affiliate of the Company has received any notice from any governmental agency questioning or challenging such compliance.

          (ii) All Benefit Plans that are intended to be qualified under Section 401(a) of the Code comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code; there have been no amendments to such Benefit Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred that will or could give rise to disqualification of any such Benefit Plan under such sections or to any tax under Section 511 of the Code; except that no representation is made as to the satisfaction of any formal plan document qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, writings or other IRS releases thereunder, has not expired.

          (iii) None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA.

          (iv) There have been no  "prohibited  transactions"  (as  described in
     Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither the Shareholder, the Company nor any ERISA Affiliate of the Company has otherwise engaged in any prohibited transactions.

          (v) There have been no acts or omissions by the Shareholder, the Company or any ERISA Affiliate of the Company that have given rise to or may give rise to fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Company or any ERISA Affiliate of the Company may be liable.

          (vi) None of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code.

          (vii) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plans or the assets of such Plans, and no facts exist which could give rise to any such actions, suits or claims (other that routine claims for benefits).

          (viii) No Benefit Plan is subject to Title IV of ERISA, or to the requirements of Section 412 of the Code or Section 402 of ERISA, and no Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

          (ix) All Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable, and no such group health plan is a self-insured plan.

          (x) Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in the Company's Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the Closing Date.

          (xi) The execution and performance of the transactions contemplated by this Agreement will not, in and of itself, result in any payment (whether of severance pay or otherwise), acceleration, vesting, or increase in benefits under any Benefit Plan.

     R. Labor . There have been no material violations of any Federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company or any of its subsidiaries, or the terms and conditions of employment, wages and hours and, to the knowledge of the Shareholder, no claims of such violations have been asserted. The Company and its subsidiaries are not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the knowledge of the Shareholder, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the knowledge of the Shareholder, threatened against or involving the Company or any of its subsidiaries. No issue with respect to union representation is pending or, to the knowledge of the Shareholder, threatened with respect to the employees of the Company or any of its subsidiaries. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company or any of its subsidiaries as the representative of any of the employees of the Company or any of its subsidiaries.

     S. Compensation . Subsequent to December 31, 1995, there have been no increases in the compensation payable or to become payable to any of the employees of the Company or any of its subsidiaries and there have been no payments or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than in the ordinary course of business or as was required from time to time by governmental legislation affecting wages. All bonuses heretofore granted to employees of the Company and its subsidiaries have been paid in full to such employees.

     T. Insurance . Set forth in the Company Disclosure Schedule is an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of fire, liability, professional liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds (collectively, "Insurance") maintained by or on behalf of the Company and its subsidiaries or in which the Company and its subsidiaries, or any of them, are named insureds. All such policies are in full force and effect and are of such types and amounts and for risk, casualties and contingencies, as required by the applicable DOI. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability and there are no claims under any Insurance which have been disallowed or, to the knowledge of the Shareholder, improperly asserted. No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by the Shareholder, the Company and/or its subsidiaries. The Company Disclosure Schedule sets forth the claims experience with respect to the Company and its subsidiaries (both insured and self insured) from the inception of the Company.

     U. Restrictions on Business . Neither the Company nor any of its subsidiaries is restricted from conducting the Business as authorized by its applicable licenses, in any location by agreement or court decree.

     V. Patents and Trademarks . Set forth in the Company Disclosure Schedule is a list and brief description of all of the patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights of the Company and its subsidiaries and applications for each of the foregoing. The Company or its subsidiaries, as applicable, owns all right, title and interest in and to all such proprietary rights. The proprietary rights listed are all such rights necessary to the conduct of the Business; no adverse claims have been made and no dispute has arisen with respect to any of such proprietary rights; and the operation of the Business and the use by the Company or its subsidiaries of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, tradename, copyright, license or similar right.

     W. Power of Attorney . Neither the Company nor any of its subsidiaries has granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

     X. Accounts Payable . The accounts and notes payable and accrued expenses are fully and fairly reflected in the Company Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Company and its subsidiaries subsequent to December 31, 1995, are in all respects valid claims that arose in the ordinary course of business. Since December 31, 1995, the accounts and notes payable and accrued expenses of the Company and its subsidiaries have been paid on a basis consistent with prior practice.

     Y. Bank Accounts . Set forth in the Company Disclosure Schedule attached hereto is a list of all bank accounts of the Company and its subsidiaries, and a list of persons having power to sign on behalf of the Company and its subsidiaries with respect to each such account.

     Z. Books and Records . The books and records of the Company and its subsidiaries are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company and its subsidiaries set forth in the Company Financial Statements. All of such books and records have been made available for inspection by the Purchaser and its representatives.

     AA. Brokers . Other than Dean Witter Reynolds Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholder. The Shareholder shall be exclusively liable for all payments owing to Dean Witter Reynolds Inc. in connection with transactions contemplated by this Agreement.

     BB. Medicare and Medicaid . The Company and each of its subsidiaries have complied in all material respects with all laws, rules and regulations of the Medicare, Medicaid and other governmental healthcare programs relating to the Company, any of its subsidiaries or the Business, and have filed all claims, invoices, returns, cost reports and other forms, the use of which is required or permitted by such programs, in the manner prescribed. All claims, returns, invoices, cost reports and other forms filed by the Company or any of its subsidiaries with Medicare, Medicaid or any other governmental health or welfare-related entity since the inception of the Company are true, complete, correct and accurate in all material respects. No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for over-payments or deficiencies for late filings, has been asserted or, to the knowledge of the Shareholder, threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third-party payor, and, to the Shareholder's knowledge, there is no basis for any claims or requests for reimbursement of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has been subject to any audit relating to fraudulent Medicare procedures or practices nor is there any inquiry or investigation pending or, to the knowledge of the Shareholder, threatened against the Company or any of its subsidiaries with respect to fraudulent Medicare procedures or practices. There is, to the Shareholder's knowledge, no basis for any claim or request for recoupment or reimbursement from the Company or any of its subsidiaries by, or for reimbursement by the Company or any of its subsidiaries of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims.

     CC. Health Plan Operations .

          (a) Licensure. Each of the subsidiaries of the Company engaged in the Business is (i) duly qualified and licensed as a health maintenance organization under the applicable HMO Act and (ii) has all other licenses, permits and authorizations necessary to operate as a health maintenance organization in its respective state of operations.

          (b) Compliance with Laws. Each of the Company and its subsidiaries engaged in the Business is in material compliance with the applicable HMO Act and insurance, health welfare and/or health care laws, as applicable. Since the inception of the Company, neither the Company nor any of its subsidiaries has received any citation, suspension, verification, limitation, warning or similar matter issued by any applicable Governmental Authority, including the applicable DOI, which if not resolved to such Governmental Authority's satisfaction, could have a material adverse effect on the Company or its subsidiaries. The Company Health Plans have been submitted to and approved by the applicable DOI and otherwise comply with the requirements of the applicable HMO Act and applicable insurance, health welfare and/or health care laws in all material respects. The form of
     Company Member Materials currently in use by the Company and the subsidiaries in connection with the Company Health Plans has been submitted to and approved by the applicable DOI and otherwise conforms to the requirements of the applicable HMO Act and applicable insurance, health welfare and/or health care laws.

          (c) Area of Operations. The description of the Company Health Plan Service Area contained in the Company Disclosure Schedule is an accurate, correct and complete description of the geographic area in which the Company and each of its subsidiaries are licensed to operate their businesses as health maintenance organizations under the applicable HMO Acts. The Company and its subsidiaries engaged in the Business are otherwise authorized to operate as duly licensed health maintenance organizations, without restriction, through the entirety of the applicable Company Health Plan Service Area. There are no restrictions placed upon the marketing activities of the Company and its subsidiaries in any part of the applicable Company Health Plan Service Area except for such restrictions which are placed on the industry in general.

          (d) Listing of Members and Other Patients and Customers. Set forth in the Company's Disclosure Schedule is an accurate, correct and complete list of all Company Health Plan Members and patients or customers of the Company and its subsidiaries who are not Company Health Plan Members.

          (e) Operation of Medical Groups, Practices and Clinics. The Company and its subsidiaries do not operate medical groups, practices or clinics which provide medical services to licensed physician employers or independent contractors and other licensed health professionals.

     DD. Provider Agreements . The Company Disclosure Schedule sets forth an accurate, correct and complete list of all persons and entities who are parties to the Provider Agreements. The Company has delivered to the Purchaser copies of the Provider Agreements for the twenty (20) largest hospital and physician providers by revenue. All Provider Agreements (i) are in writing, (ii) were entered into by the Company or its subsidiaries in the ordinary course of business and (iii) constitute valid and binding agreements of the parties thereto. All forms of the Provider Agreements which are currently in use by the Company and the subsidiaries conform to the requirements of the applicable HMO Act and any other applicable laws. No approval of the Provider Agreements by any Governmental Authority is required by law. No approval or consent is required under any Provider Agreement in connection with the sale of the Shares to the Purchaser hereunder. No material Provider has given notice to the Shareholder, the Company or any of the subsidiaries of such Provider's insolvency or of its intention to file a petition in bankruptcy. To the knowledge of the Shareholder, there are no circumstances, including the consummation of transactions contemplated by this Agreement, which are likely to result in the termination, cancellation or non-renewal of the Provider Agreement for, or the cessation of business being transacted between the Company and its subsidiaries and a provider who or which, during any month in 1995, rendered services to greater than 5% of all Company Health Plan Members.

     EE. Consents . The Company Disclosure Schedule sets forth a complete and accurate list of all approvals, authorizations, consents, orders or other actions or declarations, filings or registrations (collectively, "Consents") with, any person, entity, party, court or Governmental Authority which are required to be made or obtained to permit (i) the Shareholder to sell the Shares to the Purchaser and to perform the Shareholder's obligations as provided under this Agreement, (ii) the Shareholder, the Company and its subsidiaries to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, (iii) the change of ownership of control of the Company and its subsidiaries, and (iv) the Company and its subsidiaries to have the authority to continue to operate the Business following the change of control of the Company and its subsidiaries. No other approval, authorization, consent, order or other action of, or declaration, filing or registration with, any court or Governmental Authority is required to be made or obtained by or on behalf of the Shareholder, the Company and the subsidiaries for the Shareholder to sell the Shares to the Purchaser as contemplated hereunder.

     FF. Broker Agreements . The Company Disclosure Schedule sets forth an accurate, correct and complete list of all persons and entities who are parties to a Broker Agreement. The Shareholder has delivered to the Purchaser copies of the Broker Agreements with the twenty (20) largest Brokers of the Company and its subsidiaries by membership represented. All of the Broker Agreements are in writing and were entered into in the ordinary course of business and constitute the valid and binding agreements of the parties thereto. No past due amounts are owing under any Broker Agreement and, to the knowledge of the Shareholder, each broker has performed all services, commitments and obligations on its part to be performed or observed under each Broker Agreement in conformity with all applicable contractual agreements. All forms of the Broker Agreements which are currently in use by the Company and its subsidiaries conform in all material respects to the requirements of the applicable HMO Act and any other applicable laws. No approval of the Broker Agreements by any Governmental Authority is required by law. No consent or approval is required under any Broker Agreement in connection with the sale of the Shares to the Purchaser hereunder.

     GG. Securities Laws . The Shareholder and the Company have complied and will comply with all applicable Federal and state securities law in connection with the offer, issuance, transfer and sale of the Shares hereunder. Neither the Shareholder nor the Company nor anyone authorized to act on their behalf has or will sell, offer to sell or solicit offers to buy the Shares, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act of 1933 (the "Securities Act") and applicable state securities laws.


                                  SECTION III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Shareholder as of the date hereof that, except as set forth in the Purchaser Disclosure Schedule:

     A. Organization; Qualification . The Purchaser is duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Purchaser is in good standing in each other jurisdiction where it is presently conducting business wherein the failure so to qualify would have a material adverse effect on the business or properties of the Purchaser. The Purchaser has full power, authority and legal right and all necessary consents, approvals, permits, licenses and authorizations to own its properties and to conduct its businesses. Complete and correct copies of the certificate of incorporation and by-laws of the Purchaser have been delivered to the Shareholder.

     B. Due Authorization . The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

     C. No Conflicts . Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or, subject to receipt of the necessary governmental and regulatory approvals as set forth in
Schedule II(EE) of the Company Disclosure Schedule, any statute, ordinance, regulation, order, judgment or decree of any court or Governmental Authority, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

     D. Investment . (i) The Purchaser understands that the Shareholder proposes to deliver to the Purchaser the Shares without compliance with the registration requirements of the Securities Act; that for such purpose the Shareholder will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

          (ii) The Shareholder understands that, under existing rules of the Securities and Exchange Commission, the Purchaser may be unable to sell any of the Shares except to the extent that such Shares may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or (ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale. The Purchaser understands that the Shareholder is not under any obligation to effect a registration of any of the Shares under the Securities Act.

          (iii) The Purchaser is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the Shares and the Purchaser's financial position is such that it can afford to retain its Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

          (iv) The Purchaser is acquiring the Shares for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.


                                  SECTION IV

                         ADDITIONAL REPRESENTATIONS AND
                          WARRANTIES OF THE SHAREHOLDER

     The Shareholder hereby represents and warrants to the Purchaser as of the date hereof that, except as set forth in the Shareholder Disclosure Schedule:

     A. Organization; Qualification . The Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Shareholder is in good standing in each other jurisdiction where it is presently conducting business wherein the failure so to qualify would have a material adverse effect on the business or properties of the Shareholder.

     B. Due Authorization . The execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its covenants and agreements hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

     C. No Conflicts . Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates the certificate of incorporation or by-laws of the Shareholder or, subject to the receipt of the necessary governmental and regulatory approvals as set forth in
Schedule II(EE) of the Company Disclosure Schedule, any statute, ordinance, regulation, order, judgment or decree of any court or Governmental Authority applicable to the Shareholder, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Shareholder is a party or by which the Shareholder or any of the assets of the Shareholder is bound.

     D. Ownership of Shares, etc . The Shareholder owns and has good and marketable title to the Shares, which Shares represent all of the issued and outstanding shares of capital stock of the Company, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and the Shareholder has the right to transfer the Shares to the Purchaser and, upon transfer of the Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.


                                  SECTION 105.

                            COVENANTS OF THE COMPANY

     A. Negative Covenants . The Company hereby covenants and agrees with the Purchaser that, except as hereafter consented to in writing by the Purchaser or as otherwise set forth in the Company Disclosure Schedule, from and after the date of this Agreement and until the Closing, the Company shall not (and shall cause each of its subsidiaries not to):

          (i) Make a purchase, sale or lease in respect of the Business, or introduce any method of management, accounting or operation in respect of the Business, except in the ordinary course of business which in any event does not involve the potential payment to or by the Company or any of its subsidiaries in one or more installments of an amount greater than $5,000.

          (ii) Make a capital expenditure or pay an operating expense in one or more installments, in an amount greater than $5,000 and $7,500, respectively, without obtaining the consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of Purchaser shall not be required for payment of salaries, wages and payroll items or for payment of amounts due under existing Provider Agreements, leases and other Contracts.

          (iii) Fail to maintain, repair, service or preserve, or in any way further encumber, its properties, other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business, after the date hereof, for which, in the case of inventory and supplies, replacements have been made consistent with prior practice.

          (iv) Make loans or advances or grant pay raises, bonuses or awards, directly or indirectly, (a) to any officer or director of the Company or any of its subsidiaries or (b) except as required under existing employee agreements, to any other employee of the Company.

          (v) Declare or pay any dividend or make any other distribution in respect of the capital stock of the Company, or, directly or indirectly, purchase, redeem or otherwise acquire or dispose of any shares of the capital stock of the Company or, except in the ordinary course of business (which in any event does not involve the payment by the Company of an amount greater than $5,000), pay or discharge any outstanding indebtedness.

          (vi) Fail to use its reasonable best efforts to (a) preserve the present business organization of the Company and its subsidiaries intact;
     (b) keep available the services of the present employees of the Company and its subsidiaries; and (c) preserve present relationships with entities or persons having business dealings with the Company and its subsidiaries.

          (vii) Fail to maintain the books and records of the Company and its subsidiaries in accordance with good business practices, on a basis consistent with prior practice.

          (viii) Fail to use its reasonable best efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to the Company and its subsidiaries and to the conduct of the Business and perform all of its obligations with respect thereto without default.

          (ix) Fail to maintain and pay all premiums with respect to such policies of insurance as are currently held in the name of the Company or any of its subsidiaries.

          (x) Make any change materially adverse to the Company or any of its subsidiaries in the terms of any Contract or fail to perform any of its obligations with respect thereto without default.

          (xi) Enter into any contract, lease or other commitment, written or oral, which in any event involves the potential payment to or by the Company or any of its subsidiaries in one or more installments of an amount greater than $5,000, without obtaining the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

          (xii) Fail to furnish to the Purchaser, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to the Company and its subsidiaries and the properties of the Company and its subsidiaries as the Purchaser, its counsel, accountants and its authorized representatives may from time to time reasonably request including in connection with the determination of Shareholder Funding and other amounts affecting the determination of the Purchase Price.

          (xiii) Fail to file any tax returns required to be filed by or with respect to the Company or any of its subsidiaries, fail to pay any Taxes that become due, payable or otherwise owing by the Company or any of its subsidiaries, or pay or determine any taxes pertaining to the Company or any of its subsidiaries other than in accordance with the past practices of both the Shareholder and the Company or other than in the ordinary course of business.

          (xiv) Change the management of the Company without the consent of the Purchaser.

          (xv) Fail to make available to the Purchaser the books of account, records, tax returns, leases, contracts and other documents or agreements material to the Business as the Purchaser, its counsel, accountants and its authorized representatives may from time to time reasonably request.

          (xvi) Fail to cooperate fully with the Purchaser, do all things reasonably necessary to assist the Purchaser and use its reasonable best efforts at its own expense to obtain all consents and approvals necessary for the transfer of the Shares, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.

          (xvii) Issue any shares of Common Stock.

          (xviii)  Make  any   amendment  to  the   Company's   Certificate   of
     Incorporation or by-laws.

          (xix) Agree to do any of the above.


                                  SECTION VI

                           COVENANTS OF THE PURCHASER

     The Purchaser hereby covenants and agrees with the Shareholder that, except as hereafter consented to in writing by the Shareholder, from and after the date of this Agreement and until the Closing, the Purchaser shall not:

     (i) Fail to furnish to the Shareholder, its counsel, accountants and authorized representatives, such financial, legal and other documents, records and information relating to the organization and financial condition of the Purchaser and availability of cash for the payment of the Purchase Price by the Purchaser as the Shareholder, its counsel, accountants and its authorized representatives may from time to time reasonably request.

     (ii) Fail to cooperate fully with the Shareholder and do all things reasonably necessary to assist the Shareholder to obtain all consents and approvals necessary for the transfer of the Shares, including the furnishing of all financial and other information reasonably required by the party whose consent or approval is being sought.


                                  SECTION VII

                              ADDITIONAL AGREEMENTS

     A. Appropriate Action; Consents; Filings . (a) The Shareholder, the Company and the Purchaser shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement, (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under (A) the HMO Acts and (B) any other applicable law, and (iv) obtain a complete and unconditional release from liability of, or consent to assignment by, the Shareholder and/or Ramsay Health Care, Inc. ("RHCI"), as applicable, under the Lease dated October 6, 1995 between the Shareholder and American Business Credit Corporation ("ABC"), the Lease dated October 30, 1995 between the Shareholder and ABC, the Birmingham Lease (as hereinafter defined), and the Lease dated March 24, 1995, as supplemented, between RHCI and IBM Credit Corporation (collectively, the "Affiliate Leases"), without any payment by the Shareholder or RHCI; provided that, the Shareholder, the Purchaser and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Shareholder, the Company and the Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

     (b) (i) The Company and its subsidiaries and the Purchaser shall give any notices to third parties, and use all reasonable efforts to obtain any third party consents necessary to consummate the transactions contemplated in this Agreement including those consents required to be disclosed in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be.

     (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Shareholder, the Company and the Purchaser, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Closing, the Shareholder or the Company shall promptly notify the Purchaser in writing of any pending or, to the knowledge of the Shareholder, threatened, action, proceeding or investigation by any Governmental Authority or any other person seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of the Purchaser to own or operate all or any portion of the business or assets of the Company or its subsidiaries.

     (d) From the date of this Agreement until the Closing, the Purchaser shall promptly notify the Shareholder in writing of any pending or, to the knowledge of the Purchaser, threatened action, proceeding or investigation by any Governmental Authority or any other person seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of the Purchaser to own or operate all or any portion of the business or assets of the Company or its subsidiaries.

     B. No Shop . Unless or until this  Agreement is  terminated  as provided in
Section XII(G), the Shareholder, the Company and its subsidiaries shall not, and shall cause their respective directors, officers, agents, investment bankers, financial advisers, attorneys or other representatives not to, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by any person or entity concerning any sale of any or all of the Company and its subsidiaries, including a sale of all or any portion of the Shares or of the businesses of the Company and its subsidiaries, any merger or reorganization involving the Company and its subsidiaries or any similar transaction involving the Company and any of its subsidiaries (a "Competing Transaction"). Notwithstanding the foregoing, the parties may discuss any of the foregoing matters (a) as required by any Contract to which the Company and/or its subsidiaries or any party hereto is a party or is subject, including any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc.,
(b) with any of the Company's or its subsidiaries' officers, directors, employees, agents or representatives who must know such matters to facilitate the consummation of the transactions contemplated hereby, (c) as required by any law to which any party hereto is subject, (d) as required by the terms of this Agreement, or (e) as otherwise agreed to in writing by the Shareholder and the Purchaser. Nothing contained in this Section VII(B) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide expression of interest in acquiring the Company and its subsidiaries pursuant to a merger, consolidation, tender offer, share exchange, business combination, stock or asset purchase or other similar transaction if,
(A) the Board of Directors of the Company, after consultation with counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (B) the Board of Directors of the Company has no reason to believe that the expression of interest is not made in good faith, (C) promptly after furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity.

     C. Noncompetition . (i) In consideration of the consummation of the transactions contemplated hereunder and the payment by the Purchaser of the Purchase Price, for a period of twenty-four (24) months commencing on the Closing Date, neither the Shareholder nor any of its subsidiaries will (x) engage in the states of Alabama, Louisiana or Mississippi, whether as principal, agent, consultant, partner, stockholder or other investor (other than an investment of not more than (i) one percent (1%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) in the health maintenance organization business as conducted by the Company and its subsidiaries on the Closing Date, or (y) solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries any person who is a director, officer or employee of the Company or its subsidiaries, either for its own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of his or her contract of employment by reason of leaving the service of the Company or any of its subsidiaries.

                  (ii) In the event of a breach or threatened breach by the Shareholder or any subsidiary of any of the provisions of clause (i) of this
Section VII(C), the Shareholder or such subsidiary hereby consents and agrees that the Purchaser and the Company shall be entitled to an injunction or similar equitable relief restraining the Shareholder or such subsidiary from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Shareholder or such subsidiary under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security.

     D. Loan . The Purchaser agrees to make a loan (the "Loan") to the Shareholder as described in this Section VII(D) at any time subsequent to the date of this Agreement at the request of the Shareholder. The Loan shall be in the principal amount of $400,000 and on the terms set forth in the Loan Documents attached hereto collectively as Exhibit B. Within twenty-four (24) hours of a request for the Loan by the Shareholder, the proceeds of the Loan shall be delivered by wire transfer of immediately available funds to the account or accounts designated by the Shareholder upon execution of the Loan Documents by the Shareholder and the Company, as appropriate, and delivery thereof and any other documents referred to therein to the Purchaser. The Shareholder shall simultaneously deliver to the Purchaser evidence, reasonably satisfactory to the Purchaser, of the deposit by Apex-Alabama of $100,000 with AmSouth Bank, as Escrow Agent under the Escrow Agreement referred to in the Loan Documents. The Shareholder shall reimburse the Purchaser in the amount of $8,000 for its nonaccountable expenses at the time the Loan is made.

     E. Section 338(h)(10) Election and Allocation of Purchase Price . (a) The Shareholder and the Purchaser agree to make a timely joint election under
Section 338(h)(10) of the Code (and any comparable election under state or local tax law) with respect to the acquisition of the Shares by the Purchaser, if such election is requested by the Purchaser. The Purchaser and the Shareholder shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, upon the request of the Purchaser, the Shareholder shall jointly execute with the Purchaser all necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations.

     (b) The Purchase Price shall be allocated in accordance with the methodology set forth in the applicable treasury regulations promulgated under
Section 338(h)(10) of the Code. The parties shall fully cooperate to comply with all substantive and procedural requirements of Section 338(h)(10) of the Code and any regulations thereunder, and the allocation shall be adjusted, if and to the extent necessary, to comply with the requirements of Section 338(h)(10) of the Code. Neither the Purchaser nor the Shareholder will take, nor permit any affiliated person or entity to take, for federal, state or local income tax purposes, any position inconsistent with the election under Section 338(h)(10) of the Code or, if applicable, such adjusted allocation.

     (c) The Purchaser agrees that it will pay and be responsible for, and will indemnify and save the Shareholder harmless from and against, any incremental taxes (including but not limited to income, franchise, excise, sales and transfer taxes) imposed on the Shareholder or any of the Company and its subsidiaries by reason of a Section 338(h)(10) election. For purposes of the foregoing sentence, incremental taxes shall mean the excess of (i) the aggregate amount of taxes actually imposed on the Shareholder and the Company and its subsidiaries in respect of or as a result of the purchase of the Shares, over
(ii) the aggregate amount of taxes that would have been imposed on the Shareholder and the Company and its subsidiaries in respect of or as a result of the purchase of the Shares, had the Shareholder sold the Shares and no Section 338(h)(10) election had been made.

     F. Tax Matters . (i) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest, but specifically excluding any effect on the income Taxes payable by the Shareholder as a result of the sale of the Shares) (collectively, "Transfer Taxes") incurred in connection with this Agreement shall be borne and paid for equally by the Shareholder and the Purchaser when due, and the Shareholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

     (ii) The Shareholder shall be responsible for the preparation and filing of its consolidated federal income tax return for the taxable year that includes the Closing Date, including the Company and its subsidiaries on a consolidated basis for the period that ends at the close of the Closing Date, and shall be responsible for the federal income taxes payable by or on behalf of the Company and its subsidiaries for all periods to the Closing Date. The Purchaser shall be responsible for the preparation and filing of all tax returns of the Company and its subsidiaries for periods ending after the Closing Date, and shall be responsible for the taxes payable by or on behalf of the Company and its subsidiaries for all such periods.

     G. Employment Agreements . The Purchaser and the Company , jointly and severally, shall indemnify and hold harmless the Shareholder from and against any and all Damages (as hereinafter defined) arising out of or relating to the Employment Agreements, as amended, between the Company and each of Kenneth Burkhardt, Sharon Thompson and Richard Harley, including obligations for salary continuation, severance pay, bonus and benefits continuation under COBRA upon any termination of employment under any such Employment Agreement, arising on or after the Closing Date or resulting from the transactions contemplated hereby except for those obligations pertaining to stock options issued pursuant to the 1994 Ramsay Managed Care, Inc. Stock Option Plan, which obligations shall be performed by the Shareholder. The obligations of the parties under this Section VII(G) shall survive the Closing and continue in effect until expiration of the applicable statute of limitations period.

     H. Affiliate Leases. In the event an unconditional release from liability of the Shareholder and/or RHCI, as applicable, is not obtained with respect to any Affiliate Lease, the Purchaser and the Company, jointly and severally, shall indemnify and hold harmless the Shareholder and RHCI from and against any and all Damages arising out of or relating to such Affiliate Lease arising on or after the Closing Date. The obligations of the parties under this Section VII(H) shall survive the Closing and continue in effect until thirty (30) days following expiration of the applicable statute of limitations period for claims under such Affiliate Lease.


                                  SECTION VIII

                                     CLOSING

     A. Time and Place of Closing . The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the office of Haythe & Curley at 237 Park Avenue, New York, New York within ninety (90) days after the date hereof and in any event within five (5) business days of the date on which all of the conditions set forth herein to each party's obligations hereunder have been satisfied or waived (the "Closing Date").

     B. Delivery of Shares . Delivery of the Shares shall be made by the Shareholder to the Purchaser at the Closing by delivering one or more certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer taxes.


                                   SECTION IX

                CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER

     The obligations of the Shareholder to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions precedent, any or all of which may be waived by the Shareholder in its sole discretion, and each of which the Purchaser hereby agrees to use its reasonable best efforts to satisfy at or prior to the Closing:

     (i) Accuracy of Representations and Warranties. The representations and warranties made by the Purchaser herein shall be true and correct as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. On the Closing Date, the Purchaser shall deliver to the Shareholder a certificate of its chief executive officer dated the Closing Date to such effect. The Purchaser shall have duly complied with and performed in all material respects all of its obligations under this Agreement to be complied with and performed on or before the Closing Date.

     (ii) Certificate of Secretary. The Shareholder shall have received certificates of the Secretary or Assistant Secretary of the Purchaser certifying
(a) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (b) as to the incumbency and genuineness of the signature of each officer of the Purchaser executing this Agreement and any other documents delivered in connection herewith.

     (iii) Good Standing Certificates. The Shareholder shall have received a good standing certificate for the Purchaser, issued by the Secretary of State or other appropriate official of its state of incorporation.

     (iv) Opinion of Counsel. The Shareholder shall have received an opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to the Purchaser, delivered to the Shareholder pursuant to the instructions of the Purchaser, dated the Effective Date, covering the matters set forth in Exhibit C attached hereto.

     (v) Certificate of Officers of the Company. The Shareholder shall have received certificates from each of Parveez Oliaii, Kenneth Burkhart, Sharon Thompson and Richard Harley, dated the Closing Date to the effect that to each such person's knowledge the representations and warranties made by the Shareholder in Sections II and IV hereof are true and correct as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date.


                                  SECTION X

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

     The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Company and the Shareholder hereby agree to use their respective reasonable best efforts to satisfy at or prior to the
Closing:

     (i) Accuracy of Representations and Warranties. The representations and warranties made by the Shareholder herein shall be true and correct as of the Closing Date in all material respects with the same force and effect as though such representations and warranties had been made as of the Closing Date; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date; and, provided, further that as used in such representations and warranties made as of the Closing Date, the term "Business" shall include the health maintenance organization and related activities in the State of Alabama and the term "subsidiaries" shall include Apex-Alabama. On the Closing Date, the Shareholder shall deliver to the Purchaser a certificate of its Chief Executive Officer dated the Closing Date to such effect. The Shareholder and the Company shall have complied with and performed in all material respects all of its obligations under this Agreement to be complied with and performed on or before the Closing Date.

     (ii) Certificate of Secretary. The Purchaser shall have received a certificate of the Secretary or Assistant Secretary of the Shareholder
certifying (a) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Shareholder authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (b) as to the incumbency and genuineness of the signature of each officer of the Shareholder executing this Agreement and any documents delivered in connection herewith.

     (iii) Good Standing Certificates. The Purchaser shall have received good standing certificates for the Shareholder, the Company and each of the Company's subsidiaries, issued by the Secretary of State or other appropriate official of their respective states of incorporation.

     (iv) Opinion of Counsel. The Purchaser shall have received an opinion of Haythe & Curley, counsel for the Shareholder and the Company, and, at the Shareholder's option, one or more local counsel, delivered to the Purchaser pursuant to the instructions of the Shareholder and the Company, dated the Closing Date, covering the matters set forth in Exhibit D attached hereto.

     (v)  Resignations.  The  Company  shall  have  delivered  to the  Purchaser
resignations   of  all  of  the  directors  of  the  Company  and  each  of  its subsidiaries, such resignations to be effective as of the Closing.

     (vi) Release. As of the Closing, the Shareholder shall have delivered a release and discharge of the Company and its subsidiaries from any and all claims or liabilities which the Shareholder has or may have against the Company or its subsidiaries, other than any claims or liabilities arising under this Agreement.

     (vii) Performance. The Shareholder, the Company and the subsidiaries, as the case may be, shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

     (viii) Regulatory Actions. There shall be no regulatory action threatened or pending which could result in suspension or revocation of or restriction upon any licenses and permits held by the Company and the subsidiaries.

     (ix) Approval and Consents. The Shareholder and the Company and its subsidiaries shall have obtained the applicable DOI's and any applicable
Governmental Authority's approval and/or consent under the applicable HMO Act and any other applicable law or regulations, of the sale of Shares to the Purchaser as provided under this Agreement. All other permits, approvals, consents or authorizations of any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained by the appropriate party. Any other consent or other approval to the transactions contemplated by this Agreement which the Purchaser, the Shareholder and the Company and its subsidiaries are required to obtain shall have been obtained and any necessary consent under any Contract shall have been obtained in writing.

     (x) No Changes in the Business of the Company and the subsidiaries. The Company and its subsidiaries shall have been operated in accordance with past practice and not in violation of Section V of this Agreement and there shall have not otherwise occurred any material adverse change in the operations, operating results, business, or condition (financial or otherwise) of the Company and its subsidiaries, the respective assets or the Shares from the date hereof until the Closing Date, it being understood that changes resulting from continuing losses in the normal cause of business consistent with prior operating results shall not be deemed a material adverse change. The Shareholder and the Company shall deliver to the Purchaser year to date income statements and balance sheets which fully and fairly reflect the financial condition of the Company through the end of the last month immediately preceding the Closing Date, which income statements and balance sheets shall confirm that there have not been any material adverse changes in the financial condition of the Company. Such financial statements will be true and correct in all material respects and will be prepared in accordance with generally accepted accounting principles applied consistently throughout, other than the absence of notes to such financial statements.

     (xi) No Litigation. No suit, action, claim or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would: (a) prevent the carrying out of this Agreement or any of the material transactions contemplated hereby; (b) declare unlawful or enjoin the transactions contemplated by this Agreement; or (c) cause such transactions to be rescinded.

     (xii) Modification of Contracts. The contract between Apex Healthcare of Louisiana, Inc. and Ramsay Health Care, Inc. ("RHCI"), which currently expires December 31, 1996, pursuant to which health care services are provided to certain employees of RHCI shall have been satisfactorily amended to extend the term thereof to December 31, 1997 and to provide for termination only for Cause.

     (xii) No Change in Regulatory Reserves. The regulatory reserves required to be maintained under the laws of Mississippi and Louisiana, presently in the amounts of $250,000 and $1,000,000, respectively, will continue to be held in the current form of investment thereof and in such amounts (or in any greater amounts required under regulations, laws, orders or similar rules) in the name of the Company or one or more of its subsidiaries at Closing.

     (xiv) Outstanding Tax Obligations. Before Closing, Shareholder shall have filed all federal, state and local tax returns for the Company and the Company's subsidiaries required to be filed by them as of the Closing and have paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments, or deficiencies, if any, for all taxable years ending on or before the date of Closing, including, without limitation, those shown to be due and payable by the Company or the Company's subsidiaries on such returns.

     (xv) Birmingham Office Lease. At or before Closing, Shareholder shall have secured the written consent of Taylor and Mathis, Inc., as brokers for
Metropolitan Life Insurance Company (the "Birmingham Landlord"), to the assignment to the Company of that certain lease by and between Shareholder and the Birmingham Landlord, dated January 5, 1995, for the office space currently occupied by the Company at 104 Inverness Center Parkway, Suite 230, Birmingham, AL 35242.

     (xvi) New Orleans Office Lease. At or before Closing, Shareholder shall have secured the written consent of One Poydras Plaza Venture (the "New Orleans Landlord") to that certain Rent Sharing Agreement entered into by and between the Company and Ramsay Health Care, Inc. ("RHCI"), or, in the alternative, a direct lease between the Company and the New Orleans Landlord for the offices occupied by the Company in the space leased by RHCI under that certain lease by and between RHCI and the New Orleans Landlord.

     (xvii) Alabama License. Apex-Alabama shall have received all licenses, approvals, consents and certificates required under the Alabama HMO Act in order to operate a health maintenance organization in the State of Alabama.

     (xviii) Subsidiary Shares. At the Closing, the Shareholder shall cause the holders of shares of capital stock of any subsidiary of the Company not owned by the Company to transfer such shares to such person or persons as shall be designated by the Purchaser.

     (xix) Nonsolicitation Agreement. At or before the Closing, Paul J. Ramsay shall have delivered to the Purchaser the Nonsolicitation Agreement attached hereto as Exhibit E.


                                  SECTION XI

                                 INDEMNIFICATION

     A. Indemnification by the Shareholder . The Shareholder shall indemnify and hold harmless the Purchaser and the Company from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser or the Company as a result of or arising from (i) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Shareholder or the Company herein and (ii) claims for medical malpractice, if and to the extent attributable to medical services provided to a Company Health Plan Member prior to the Closing Date, but in the case of each such claim only to the extent that the Purchaser's Damages shall exceed the applicable deductible under the Company's insurance coverage for such claim and
(iii) amounts paid by the Company subsequent to the Closing for medical services provided to a Company Health Plan Member prior to February 26, 1996. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser or the Company, including, without limitation, in any action or proceeding between the Purchaser or the Company (on the one hand) and the Shareholder (on the other hand) or in any action or proceeding between the Purchaser or the Company and any third party.

     B. Indemnification by the Purchaser . The Purchaser shall indemnify and hold harmless the Shareholder from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholder's Damages"; the Shareholder's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholder's Counsel Expenses (as hereinafter defined), sustained or incurred by the Shareholder as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein. For purposes hereof "Shareholder's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Shareholder, including, without limitation, in any action or proceeding between the Shareholder (on the one hand) and the Purchaser or the Company (on the other hand) or in any action or proceeding between the Shareholder and any third party.

     C. Procedure for Indemnification . In the event that any party hereto shall incur (or reasonably anticipate that it may incur in the case of third party claims) any Damages in respect of which indemnity may be sought by such party pursuant to this Section IX or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by such delay or failure to notify. No claim for indemnification shall be made by the Indemnitee unless and until the aggregate Damages for all claims for indemnification then or previously made by the Indemnitee shall have exceeded $25,000, at which time the Indemnitee shall be entitled to indemnification for all Damages, without regard to such $25,000 threshold. In the case of third party claims, the Indemnitor shall, within 15 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor shall assume the defense of the claim, the Indemnitor shall have the right and obligation (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other required steps or proceedings to settle or defend any such claims and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If defendants in any action include the Indemnitee and the Indemnitor, and the Indemnitee shall have been advised by its counsel that there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event, the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in an appropriate manner; provided, however, that the Indemnitee may not settle any such claim or litigation without the prior written consent of the Indemnitor, which may not be unreasonably withheld if the Indemnitor receives a full release as a part of such settlement. Payment of Damages shall be made within 10 days of a final determination of a claim.

     A final determination of a disputed claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the Indemnitor that it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the parties.

     D. Limitation on Indemnification . The aggregate liability of the Shareholder for breaches of the representations, warranties, covenants and agreements of the Shareholder and the Company in this Agreement and the aggregate liability of the Purchaser for breaches of its representations, warranties, covenants and agreements in this Agreement shall, except as provided in the next sentence, in each case be limited to the amount of the Purchase Price. The aggregate liability of the Shareholder for breaches of the representations, warranties, covenants and agreements of the Shareholder and the Company set forth in Section II(O), (CC)(d), (DD) and (FF) shall be limited to $220,000.

     E. Subrogation . The Shareholder shall be subrogated to all rights of the Purchaser or the Company with respect to any claim for which the Purchaser or the Company has been indemnified by the Shareholder hereunder, provided, that, the Purchaser shall not be required to make any claim against the Company or any other party in order to pursue any claim against the Shareholder and provided further, that the Shareholder shall not be entitled to any indemnification or right of contribution from the Company or have any other rights against the Company in connection with any claim made hereunder.


                                  SECTION XII

                                 MISCELLANEOUS

     A. Notices . All notices, requests or instructions hereunder shall be in writing and delivered personally, by recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, as follows:

          (1) If to the Shareholder (or before the Closing, the Company):

              Ramsay Managed Care, Inc.
              One Poydras Plaza
              639 Loyola Avenue
              Suite 1725
              New Orleans, Louisiana  70113
              Attention:  Mr. Warwick D. Syphers

              with a copy to:

              Haythe & Curley
              237 Park Avenue
              New York, New York 10017
              Attention: John J. Butler, Esq.

          (2) If to the Purchaser (or after the Closing, the Company):

              Apex Acquisition Corp.
              c/o Wexford Management LLC
              411 West Putnam Avenue
              Greenwich, Connecticut 06830
              Attention: Ms. Karen M. Ryugo

              with copies to:

              Greenberg, Traurig, Hoffman,
                Lipoff, Rosen & Quentel
              153 East 53rd Street
              35th Floor
              New York, New York 10022
              Attention: Judith D. Fryer, Esq.

              and

              Berenson Minella & Company
              667 Madison Avenue
              New York, New York 10021
              Attention: Mr. Deven J. Parekh


Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or sent by recognized overnight courier, and three business days after the date of mailing, if mailed.

     B. Survival of Representations . Each representation and warranty of the parties hereto herein contained shall survive the Closing until the later of (i) expiration of a period of six (6) months from the Closing Date or (ii) December 31, 1996, except that any representation or warranty relating to title to the Shares, capitalization of the Company or any tax or ERISA matters will survive until thirty (30) days following the expiration of the relevant statute of limitations period applicable to any claims which may be asserted against the Shareholder and/or the Company, in each case, regardless of any investigation which may have been made by or on behalf of the Purchaser; and provided further that nothing in the foregoing shall be deemed to diminish any Indemnitor's indemnification obligations to an Indemnitee respecting any claim for Damages under Section XI hereof for which notice to the Indemnitor has been given pursuant to Section XI hereof prior to the end of such applicable period.

     C. Entire Agreement; Modifications . This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby; this Agreement shall only become binding and effective upon execution and delivery hereof by all of the parties hereto, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     D. Reasonable Efforts . Each of the parties hereto shall use such party's reasonable efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

     E. Expenses . Each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     F. Enforceability . Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     G. Termination .

          (i) Either party may terminate this Agreement in the event of a material breach by the other party. The non-breaching party shall give the breaching party written notice of the material breach. The notice of breach must be sent within five (5) days after the non-breaching party learns of the events giving rise to the breach. If the breaching party does not cure the breach within fifteen (15) days after receipt of the written notice of breach, the non-breaching party may terminate this Agreement by sending written notice to the breaching party, which notice shall be effective on the date given. The notice of termination must be sent within three (3) days after the cure period has ended.

          (ii) Either party may terminate this Agreement upon five (5) days' written notice to the other party in the event of the liquidation, insolvency, bankruptcy or similar proceeding of such other party or upon any sequestration by any governmental authority of all of the assets of such other party.

          (iii) This Agreement may be terminated in whole or in part at any time by the mutual written agreement of the parties.

          (iv) The Shareholder may terminate this Agreement by written notice to the Purchaser if, in the exercise of good faith judgment as to its fiduciary duties to its stockholders as imposed by applicable law and, after consultation with counsel, the Board of Directors of the Shareholder determines that such termination is required by reason of any Competing Transaction.

          (v) This Agreement shall automatically terminate in the event that the Closing shall not have occurred within ninety (90) days following the date of this Agreement.

          (vi) In the case of a termination of this Agreement pursuant to clauses (i) or (ii) of this Section XII(G), such termination shall be without prejudice to any remedies which any party may have under applicable law for breach of contract. In the case of a termination of this Agreement pursuant to clause (iv) of this Agreement, the Shareholder and the Company shall be obligated to pay to the Purchaser $375,000. The obligations of the Purchaser under this Section XII(G)(vi) and under Section XII(J) of this Agreement shall survive any termination of this Agreement.

     H. Definitions . The following capitalized terms used throughout this Agreement shall have the meaning set forth respectively after each such term.

               (a) Broker Agreement. Any contract, agreement, license, certificate, instrument or other similar document and any oral binding obligations, writing, contract or agreement entered into between the Company and/or its subsidiaries and any agent, broker or solicitor, pursuant to which such agent, broker or solicitor arranges, on behalf of the Company and/or its subsidiaries, for sales of health plan benefits to individuals, employers or employer groups.

               (b) Company Health Plans. Any or all of the health care benefit plans offered, sold or maintained by the Company and its subsidiaries which involve the Company's and/or its subsidiaries' arrangements, delivery, provision and/or payment of health care services or benefits to Company Health Plan Members.

               (c) Company Health Plan Member(s). Any individual who is enrolled as a member or family dependent in a Company Health Plan.

               (d) Company Health Plan Service Area. A geographic area more particularly described in the Company Disclosure Schedule in which the Company and its subsidiaries are duly licensed and designed to provide or arrange for the provision of health care services for Company Health Plan Members.

               (e) Company Member Materials. Any and all marketing and advertising materials, schedules of benefits, evidences of coverage, disclosure brochures or other member materials used by the Company and its subsidiaries or disseminated to any Company Health Plan Member.

               (f) DOI. Department of Insurance for the States of Alabama, Louisiana or Mississippi.

               (g) Enrollment Forms. All properly completed applications and other documents which are submitted by Company Health Plan Members for enrollment in a Company Health Plan and which have been accepted by the Company and/or its subsidiaries.

               (h) Cause. For purposes of Section X(xii) hereof, "Cause" with respect to a party to an agreement shall mean any of the following:

                    (i) the  filing by such  party of a  voluntary  petition  in bankruptcy, or such party's being subject to an involuntary petition in bankruptcy which is not set aside within one hundred twenty (120) days of its filing;

                    (ii)   the   revocation   of   such   party's   governmental
               authorizations   to  perform  its  services  set  forth  in  such
               agreement;

                    (iii) the conviction of such party of a felony; or

                    (iv) a material breach by such party of such agreement.

               (i) Governmental Authority. The federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body having jurisdiction over the Company's or any subsidiary's business.

               (j) HMO Acts. The Mississippi Health Maintenance Organization, Preferred Provider Organization and other Prepaid Health Benefit Plans Protection Act, 1995 Miss. Laws Ch. 613 (S.B. 2669); the Louisiana Health Maintenance Organization Act, La. St. 22:2001 et seq., and relevant Louisiana Insurance Code provisions; Alabama Statutes Title 27, Chapter 21A; relevant provisions of the insurance codes or similar statutes in the States of Alabama, Louisiana and Mississippi; applicable health welfare and/or health care laws in the States of Alabama, Louisiana and Mississippi; and the rules and regulations promulgated thereunder by the respective Governmental Authorities, including DOI, as amended from time to time.

               (k) Provider Agreements. All contracts, agreements, licenses, options, instruments or other similar documents, and any oral binding obligations, rights, contracts or agreements with Providers for the arrangement or provision of medical, health or related services to Company Health Plan Members.

               (l) Providers. Any and all physicians, physician or medical groups, independent practice associations (IPAs), preferred provider organizations (PPOs), specialist physicians, pharmacies and pharmacists, mental health professionals, other medical or health professionals, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, home health agencies or alcoholism or drug abuse centers, duly licensed and qualified to practice and prescribe or administer medications in the States of Alabama, Louisiana and Mississippi, as applicable, who or which have contracted with the Company and its subsidiaries to provide health care or related services to Company Health Plan Members.

               (m) Subscriber Agreements. All contracts, agreements, instruments or other similar documents and any oral binding obligations, rights, contracts or agreements for the arrangement or provision of health care services which the Company and/or the subsidiaries have entered into with (i) eligible individuals who subscribe to a Company Health Plan, or (ii) certain employers on behalf of their eligible employees who subscribe to a Company Health Plan.

     I. Survival of Covenants and Agreements . Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing and be enforceable until the later of (i) six (6) months after the Closing Date or (ii) December 31, 1996, at which time they shall expire.

     J. Return of  Documentation  . Following a termination  in accordance  with
Section XII(G), the Purchaser shall return all agreements, documents, contracts, instruments and other books and records of the Company and its subsidiaries provided by the Shareholder, the Company or any of their respective subsidiaries or representatives to the Purchaser or any representatives of the Purchaser in connection with the transactions contemplated by this Agreement.

     K. Meaning of "Knowledge" . For the purposes of this Agreement "knowledge" of a party means the actual knowledge of current executive officers of that party or of current executive officers of any entity in which that party owns all of the outstanding voting securities, as such knowledge has been obtained in the normal conduct of the business of such party.

     L. Successors and Assigns . This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Shareholder, the Company and the Purchaser, respectively.

     M. Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles which would apply the laws of any other jurisdiction.

     N. Counterparts . This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     O. Headings . The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter the meaning or interpretation of any of the terms hereof.

     P. Assignment . Until the first filing of an application to a Governmental Authority for approval of the transactions contemplated by this Agreement, the Purchaser may assign all of its rights and obligations under this Agreement to any other entity in which Berenson, Minella & Company and Wexford Management LLC together hold a majority of the equity interest.

     Q. Publicity . The parties agree to cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No such information shall be released publicly without the prior written agreement of the parties hereto, which agreement shall not be unreasonably withheld or delayed. Nothing in this section shall be construed to prohibit either party from furnishing any information to any governmental, regulatory or administrative agency or authority within the time periods required by applicable statute or regulation.

                                                * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                                                     APEX HEALTHCARE, INC.


                                                     By/s/ Warwick D. Syphers




                                                     RAMSAY MANAGED CARE, INC.


                                                     By/s/ Warwick D. Syphers



                                                     APEX ACQUISITION CORP.


                                                     By/s/ Deven J. Parekh